Exhibit 5

WHITEFORD, TAYLOR & PRESTON
210 WEST PENNSYLVANIA AVENUE	L.L.P.	1025 CONNECTICUT AVENUE, NW
TOWSON, MARYLAND 21204-4515		WASHINGTON, D.C. 20036-5405
TELEPHONE 410 832-2000	SEVEN SAINT PAUL STREET	TELEPHONE 202 659-6800
FAX 410 832-2015	BALTIMORE, MARYLAND 21202-1626	FAX 202 331-0573

20 COLUMBIA CORPORATE CENTER	410 347-8700	1317 KING STREET
10420 LITTLE PATUXENT PARKWAY	FAX 410 752-7092	ALEXANDRIA, VIRGINIA 22314-2928
COLUMBIA, MARYLAND 21044-3528	www.wtplaw.com	TELEPHONE 703 836-5742
TELEPHONE 410 884-0700		FAX 703 836-0265
FAX 410 884-0719

July 8, 2005

KH Funding Company

10801 Lockwood Drive, Suite 370

Silver Spring, MD 20910

Re:	KH Funding Company Registration Statement on Form SB-2

Lady and Gentlemen:

We have acted as counsel to KH Funding Company (the “Company”) in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale by the Company of up to $120,000,000 aggregate principal amount of Series 3 Senior Secured Investment Debt Securities (the “Series 3 Notes”) and up to $30,000,000 of Series 4 Subordinated Unsecured Investment Debt Securities (the “Series 4 Notes” and together with the Series 3 Notes, the “Notes”). The Notes will be issued pursuant to a First Supplemental Indenture dated July 1, 2005, between the Company and Wells Fargo Bank, National Association, as Trustee. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-B.

In rendering this opinion, we have examined only the following documents: (i) the Company’s Amended and Restated Articles of Incorporation and Bylaws; (ii) the Indenture and First Supplemental Indenture; (iii) resolutions adopted by the Board of Directors relating to the Notes; (iv) the Company’s minute book and stock records books since the date of its incorporation; and (v) the Registration Statement. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Maryland.

Based upon and subject to the foregoing, we are of the opinion that the Notes are binding obligations of the Company and, when issued by the Company in accordance with the First Supplemental Indenture, will be legally issued, fully paid and non-assessable.

KH Funding Company

July 8, 2005

The opinion expressed in the preceding paragraph is also subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief, and (b) this opinion is given as of the date hereof. After the effective date of the Registration Statement, we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may thereafter come to our attention or any changes in laws which may thereafter occur.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement.

Sincerely,

WHITEFORD, TAYLOR & PRESTON L.L.P.

By:	/s/ George S. Lawler
George S. Lawler, Partner